Exhibit (c)(11)

CORPORATE FINANCE FINANCIAL ADVISORY SERVICES FINANCIAL RESTRUCTURING STRATEGIC CONSULTING HL.com Project Apple Discussion Materials February 7, 2016 Confidential HOULIHAN LOKEY

AMY and ARROW Stock Price and Price to Book Ratios ? AMY has countered at a price of 87.75% of their book value versus our last offer of 87.50% ? The 25 basis point difference represents about $1.36mm using AMY?s September 30, 2015 book value ? AMY has agreed to accept ARROW at 1.0x book value Project Apple HOULIHAN LOKEY 1 Source: Public filings, SNL Financial, Capital IQ Note: Financial data as of September 30, 2015; market data as of February 5, 2016 Stock Price Price / Book AMY ARROW AMY ARROW Proposed Transaction 0.8775x 1.0000x February 5, 2016 $10.47 $15.70 0.61x 0.96x January 20, 2016 10.32 15.16 0.60x 0.93x January 8, 2016 11.97 16.73 0.70x 1.02x December 31, 2015 11.95 17.23 0.70x 1.05x Average 10-Day $10.64 $15.73 0.62x 0.96x 15-Day 10.57 15.67 0.62x 0.96x 1-month 10.81 15.87 0.63x 0.97x 2-month 11.54 16.64 0.68x 1.02x 3-month 11.95 16.86 0.70x 1.03x 1-year 14.17 16.87 0.77x 1.03x 52-Week High (Intraday) $16.50 $18.25 0.86x 1.12x 52-Week High (Closing) 16.46 17.95 0.86x 1.10x 52-Week Low (Intraday) 9.66 12.92 0.57x 0.79x 52-Week Low (Closing) 10.07 15.13 0.59x 0.93x

Project Apple

Illustrative Pro Forma Sensitivities

Part I

- Illustrative book value per share accretion / (dilution) estimates based on a range of potential transaction scenarios

Illustrative book value per share accretion / (dilution) (%)

		AMY Price / Book (x) [1]	
		0.8750x	0.8775x
Illustrative AMY asset fair value realized (% of book value) [2]	82.50%	(2.1%)	(2.2%)
	85.00%	(1.0%)	(1.1%)
	87.50%	0.0%	(0.1%)
	87.75%	0.1%	0.0%
	90.00%	1.0%	0.9%
	92.50%	2.1%	2.0%

Part II

- The implied cost of the capital raise (preferred and common equity) is also sensitized against certain transaction variables
  - Negative percentages reflect an expense and positive percentages reflect a gain

Illustrative gain (loss) / capital raised (%) [3]

		AMY Price / Book (x) [1]	
		0.8750x	0.8775x
Illustrative AMY asset fair value realized (% of book value) [2]	82.50%	(7.1%)	(7.5%)
	85.00%	(3.6%)	(3.9%)
	87.50%	0.0%	(0.4%)
	87.75%	0.4%	0.0%
	90.00%	3.6%	3.2%
	92.50%	7.1%	6.8%

Illustrative gain (loss) ($MM)

		AMY Price / Book (x) [1]	
		0.8750x	0.8775x
Illustrative AMY asset fair value realized (% of book value) [2]	82.50%	($27.1)	($28.5)
	85.00%	(13.6)	(14.9)
	87.50%	0.0	(1.4)
	87.75%	1.4	0.0
	90.00%	13.6	12.2
	92.50%	27.1	25.8

Source: ARROW and AMY public filings, ARROW Management, SNL Financial, Capital IQ
Note: Financial data as of September 30, 2015, unless otherwise noted; assumes 12.7 million ARROW shares issued in transaction
(1) Assumes ARROW stock issued at 1.0x book of $16.35 and ARROW absorbs AMY preferred at par value
(2) Net of transaction expenses and adjustments
(3) Based on $381mm total capital raise

HOULIHAN LOKEY | 2